Exhibit 4.5

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Milestone Pharmaceuticals Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our securities is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and amendments thereto and our bylaws, each of which are filed as exhibits to the Annual Report on Form 10-K of which this description is a part, and to the applicable provisions of the Business Corporations Act (Québec) (BCA).

General

Our authorized share capital consists of an unlimited number of common shares, no par value per share, and an unlimited number of preferred shares, no par value per share, which are issuable in one or more series.

Common Shares

Voting Rights

Under our articles of incorporation, the holders of common shares are entitled to one vote for each share held at any meeting of our shareholders.

Dividends

Subject to the prior rights of holders of our preferred shares, if applicable, the holders of common shares are entitled to receive dividends as and when declared by our board of directors. We have never declared or paid cash dividends on our share capital, and we do not currently intend to pay any cash dividends on our share capital in the foreseeable future. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business. Any future determination related to dividend policy will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. In addition, our ability to pay cash dividends on our share capital in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

Liquidation

Subject to the prior payment to holders of our preferred shares, if any, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of common shares are entitled to share pro rata in the distribution of the balance of our assets.

Rights and Preferences

The holders of common shares have no preemptive, conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common shares. There is no provision in our articles of incorporation requiring the holders of common shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of common shares may be subject to, and adversely affected by, the rights of the holders of any series of preferred shares that we may designate in the future.

Preferred Shares

We do not have any preferred shares outstanding. Under our articles of incorporation, we are authorized to issue, without shareholder approval, an unlimited number of preferred shares, issuable in one or more series, and, subject to the provisions of the BCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as our board of directors may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common shares and the voting and other rights of the holders of common shares. We have no current plans to issue any preferred shares.

Registration Rights

Holders of certain of the common shares issued upon the conversion of our preferred shares in connection with our initial public offering on May 13, 2019 are entitled to certain rights with respect to registration of any securities held by such investors, as well as any under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our third amended and restated registration rights agreement and are described below. The registration of common shares pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and share transfer taxes for the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below. Expenses relating to underwriting discounts, selling commissions and share transfer taxes for the shares registered will be borne by us and the participating holders in proportion to the number of common shares sold by each, or, as between the participating holders, as such participating holders may otherwise agree.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire upon the earliest of (i) the occurrence of certain mergers or consolidations of the company, (ii) the date on which the shares that are the subject to the agreement are publicly sold, or if they may be publicly sold: (x) pursuant to Rule 144 of the Securities Act and (y) Section 2.5 of Regulation 45-102 respecting Resale of Securities, as adopted by the Canadian Securities Administrators, and (iii) five years after the completion of our initial public offering.

Demand Registration Rights

Certain holders of the common shares issued upon conversion of our preferred shares are entitled to certain demand registration rights. These demand rights permit holders of at least 25% of the registrable securities then outstanding, on not more than two occasions, to request that we register all or a portion of their shares, subject to certain specified exceptions, pursuant to either the Securities Act, Regulation 41-101 respecting General Prospectus Requirements, as adopted by Canadian Securities Administrators or both.

Piggyback Registration Rights

Holders of certain of the common shares issued upon conversion of our preferred shares are entitled to include their shares of registrable securities in any registration statement we file in the event that we propose to register any of our securities under the Securities Act in an offering, either for our own account or for the account of other security holders, subject to specified conditions and limitations.

S-3 Registration Rights

Holders of certain of the common shares issued upon conversion of our preferred shares are entitled to certain Form S-3 registration rights. The holders of at least 25% of the registrable securities then outstanding may, on not more than two occasions within any 12-month period, request that we register all or a portion of their shares on Form S-3 or a form under the Canada-United States Multijurisdictional Disclosure System, or the MJDS, if we are qualified to file a registration statement on Form S-3 or the MJDS, as applicable, subject to specified exceptions. Such request for registration on Form S-3 must cover securities with an aggregate offering price which equals or exceeds$10.0 million. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

Indemnification

The third amended and restated registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling shareholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Transfer Agent and Registrar

Our transfer agent and registrar for our common shares is Computershare Investor Services Inc., with an address of 1500 Robert-Bourassa Boulevard, 7th Floor, Montréal, Quebec H3A 3S8.

Nasdaq Global Market Listing

Our common shares are listed on The Nasdaq Global Market under the trading symbol "MIST."

Advance Notice Procedures and Shareholder Proposals

Under the BCA, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCA. The notice must include information on the business the shareholder intends to bring before the meeting.

In addition, our bylaws require that shareholders provide us with advance notice of their intention to nominate any persons, other than those nominated by management, for election to our board of directors at a meeting of shareholders.

These provisions could have the effect of delaying the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.